EXHIBIT 21.1

                              LIST OF SUBSIDIARIES
                                       OF
                                U S LIQUIDS INC.

                                    MBO Inc.

                          U S Liquids L.P. Holding Co.

                            U S Liquids of La., L.P.

                           American WasteWater, Inc.

                             Mesa Processing, Inc.

                            Mesa International, Inc.

                          Re-Claim Environmental, Inc.

                    Re-Claim Environmental Louisiana L.L.C.

                       USL Management Limited Partnership

                          USL General Management, Inc.

                              GEM Management, Inc.

                          U S Liquids Northeast, Inc.

                          Environment Management, Inc.

                       Enviro-Waste Type V of Texas, Inc.